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[Translation from Dutch]


                                 Loan Agreement
                                 --------------


THE UNDERSIGNED:

N.V. TeleKabel Beheer, a public limited liability company, having its registered office in Velp, the Netherlands, hereinafter to be called the `Borrower';

and

N.V. NUON Energie-Onderneming voor Gelderland, Friesland en Flevoland, a public limited liability company, having its registered office in Arnhem, the Netherlands, hereinafter to be called the `Lender';


HAVE AGREED AS FOLLOWS:

Article 1

The Lender will grant the Borrower a loan that is constructed as follows: firstly an amount of NLG 502,607,000 (in words: five hundred and two million six hundred and seven thousand Dutch guilders). That amount was determined on the basis of the Borrower's balance sheet as at 1 January 1998, on the basis of the diagram presented in Article 2. Moreover, the Lender will provide the Borrower with additional financing, in such a way that the total maximum amount of the loan will be NLG 690,000,000 (in words: six hundred and ninety million Dutch guilders), so that the planned purchase of the cable network of Almere, the Netherlands, in the amount of roughly NLG 68 million, and the forecast negative cash flow of roughly NLG 120 million can be financed. The Borrower will file a written request for the additional financing with the Treasury department of NV Nuon. The other provisions of this Agreement will then apply to the additional financing.

Article 2
The principal amount was determined on the basis of the following diagram.

+   Tangible fixed assets
+   Financial fixed assets
+   Intangible fixed assets
-   Equity
-   Share of third parties
-   Reserved contributions and subsidies
-   Provisions
-   Long-term debts
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    Total principal amount of the loan


Article 3
The Lender has lent the amount of NLG 502,607,000 to the Borrower in one instalment, which fell due on 1 January 1998.

Article 4
a. The interest that the Borrower owes was determined on the basis of the expected average interest percentage of the loans taken out by the Lender during 1998, increased by a surcharge of 75 basis points for the specific risk of the Borrower, and amounts to a total of 6.65% a year.
b. The interest due by the Borrower will be paid on a monthly basis, each time on the fifteenth day of the month, for the first time on 15 January 1998. In calculating the interest, each month will be set at 30 days and each year at 360 days.
c. Redemption of the principal amount will take place not later than 15 December 1998 into account number 53.50.26.951 of the Lender.
d. Early redemption of the principal amount in full or in part is permitted at all times.

Article 5
The Borrower will arrange for payment of all the amounts due under this Agreement by means of transfer or collection from account number 43.37.66.867 of the Borrower with ABN AMRO Bank NV in Arnhem into account number 53.50.26.951 of the Lender with ABN AMRO Bank NV in Arnhem. If the maturity date of any payment is a day on which the banks are closed, the payment shall be made on the nearest value day. If two value days qualify in that respect, the payment will be made on the earliest of those days.

Article 6
The unredeemed part of the principal amount of the loan, together with the accrued interest, fines and costs, will be due and payable immediately:
a. if the Borrower fails to fulfil one or more of its obligations arising from this Agreement;
b.  if the Borrower applies for a suspension of payments;
c. if the Borrower is declared bankrupt or a petition in its bankruptcy is filed;
d.  if an attachment in execution is levied on the Borrower's property;
e.  if the Borrower is dissolved or loses its legal personality;
f. if the Borrower's capital is put under administration pursuant to any provision;
g. after being given a written warning by the Lender three months earlier, if an amendment is made to the Articles of Association of the Borrower that might damage the Lender's interests.

The Borrower will be in default upon the mere violation or non-fulfilment of its obligations arising from this Agreement or the occurrence of one of the other cases referred to above in which the Lender has the right to call in the loan, or if it has been given notice of default by writ or other similar deed. If the loan is called in by the Lender pursuant to the provisions of Article 6(a), the Borrower will owe compensation, payable
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on call, of 5% of the principal amount or the unredeemed part of that amount.
If the cases referred to in paragraphs (b) to (g) occur, the Borrower is required immediately to inform the Lender accordingly by registered letter.


Article 7
By way of security for the payment of the interest and the principal, and of any other costs, the Borrower will grant the Lender the first pledge in respect of the shares in NV TeleKabel Beheer (subject to conditions to be agreed on between the parties). The costs of the notarial deed related thereto will be for the Lender's account.
The Borrower undertakes, until the loan will have been redeemed in full, not to create or maintain any mortgage, pledge, secured title, right of retention or other security rights on capital assets and/or income already existing or to be acquired in the future, or on any part thereof, to serve as security for loans of the Borrower. The obligations arising from this loan will in that case fall due immediately.

Drawn up and signed in two original copies in:

Arnhem, on 31 August 1998                        Velp, on 26 August 1998

N.V. NUON Energie-Onderneming                    N.V. TeleKabel
voor Gelderland, Friesland en Flevoland

/s/ C.J. van der Horst                           /s/ F.C.E.M. Hetterschijt

C.J. van der Horst                               F.C.E.M. Hetterschijt
Managing Director                                Director
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Appendix 1
----------

Appendix belonging to and
forming an integral part with
the loan agreement between
N.V. TeleKabel and N.V. NUON

Arnhem, 1 January 1998


principal amount new                      NLG 502,607,000
principal amount old                      NLG 360,281,000
adjustment of principal amount     +      NLG 142,326,000

interest percentage                6.65%
monthly interest amount            NLG 2,785,281

The principal amount was adjusted by means of settlement as at the value date of 28 April 1998 via account number 53.50.26.951 of the Lender and number
43.37.66.867 of the Borrower, both with ABN AMRO Bank NV in Arnhem. Interest payments will be made each month by means of collection from account number
43.37.66.867 in the Borrower's name with ABN AMRO Bank.

In accordance with Article 2 of the Loan Agreement, the principal amount of the loan has been calculated as follows:

+   Tangible fixed assets                 NLG 553,499,000
+   Financial fixed assets                NLG 15,385,000
+   Intangible fixed assets               NLG 192,135,000
+   1997 Result                           NLG 2,890,000
-   Equity                           -NLG 245,052,000
-   Share of third parties                -NLG 2,321,000
-   Reserved contributions and subsidies  -NLG, 6,318,000
-   Provisions                            -NLG 647,000
-   Long-term debts                  -NLG 1,184,000

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Total principal amount of the loan         NLG 502,607,000


If you do not approve the above figures, please respond within 14 days. Any responses must be sent in writing to NUON Concern, FBZ Treasury department. If we do not hear from you within the aforesaid period, we will assume that you approve.

Initials:

[initials]  [signature]        [signature]
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C.J. van der Horst                               F.C.E.M. Hetterschijt